DocuSign Envelope ID: E066EECA-1B37-4D8A-81AB-E86C42407388

Filed in the Office of	Business Number C2969-2004
Barbara K. Cegavske	Filing Number 20211877826
Secretary of State State Of Nevada	Filed On 11/5/2021 10:01:00 AM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: MHHC Enterprises, Inc. Entity or Nevada Business Identification Number (NVID): NV20041375178
2. Document:	Name of document with inaccuracy or defect: Certificate of Correction
3. Filing Date:	Filing date of document which correction is being made: 11/01/2017
4. Description:	Description of inaccuracy or defect: The filing indicates there are "zero preferred shares".
5. Correction:	Correction of inaccuracy or defect: Section 5 of the filing is corrected by deleting the words "and there are zero preferred shares".
6. Signature: (Required)	X DocuSigned by: Frank Hawley 6050A2C0E70E4B5... Signature — Date: 10/26/2021

This form must be accompanied by appropriate fees.